EXHIBIT 8(a)

AMENDED AND RESTATED

ADMINISTRATION AGREEMENT

BlackRock FundsSM, a Massachusetts business trust (the “Company”), BlackRock Advisors, Inc., a Delaware corporation (“BlackRock”) and PFPC Inc., a Massachusetts corporation (“PFPC”, and collectively with BlackRock, the “Administrators”), are parties to the Administration Agreement among the Company, BlackRock and PFPC dated May 13, 1998 (as amended hereby and as amended, supplemented or otherwise modified from time to time, the “Agreement”). The Company, BlackRock and PFPC wish to amend and restate the Agreement in full as of February 10, 2004.

W I T N E S S E T H:

WHEREAS, the Company is registered with the Securities and Exchange Commission (the “Commission”) as an open-end, management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Company desires to separately retain the Administrators to provide certain administration services as set forth herein and to retain PFPC to provide certain accounting services as set forth herein for each class of units of beneficial interest (“shares”) in each of the Company’s investment portfolios (individually, a “Fund,” and collectively, the “Funds”) as listed on Appendix A hereto (as such Appendix may, from time to time, be supplemented (or amended)), and the Administrators are willing to furnish such administration services, and PFPC is willing to furnish such accounting services; and

WHEREAS, certain of the services to be provided under this Agreement relate to particular classes of shares of a Fund and the holders thereof, while other services to be provided hereunder relate to all share classes of a Fund as set forth herein; and

WHEREAS, pursuant to Rule 18f-3 under the 1940 Act the Board of Trustees of the Company, including a majority of its “non-interested” members as defined in the 1940 Act, has found that it is in the best interests of each Fund and its individual share classes that those administrative expenses that relate to a particular class of shares be charged to the share class for which such expenses are incurred;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, it is agreed among the parties hereto as follows:

1. Appointment of Administrators. The Company hereby appoints BlackRock to provide the administration services as specified below that have been designated to it, PFPC to provide the administration services as specified below that have been designated to it, and PFPC to provide the accounting services as specified below that have been designated to it, for the particular class(es) of shares as specified below in each of the Company’s Funds, on the terms and for the periods set forth in this Agreement. Each of BlackRock and PFPC accepts such respective appointments and agrees to perform the services and duties set forth in Section 4 below that have been designated to it in return for the compensation provided for in Section 6 below.

In the event that the Company establishes an additional class of shares or investment portfolio other than the classes and investment portfolios listed on Appendix A with respect to which it desires to retain BlackRock and PFPC to provide the respective administration services specified below and PFPC to provide the accounting services specified below, the Company shall notify BlackRock and PFPC, whereupon with the consent of BlackRock and PFPC such Appendix A shall be supplemented (or amended) and such class or portfolio shall be subject to the provisions of this Agreement to the same extent as the classes and investment portfolios currently listed on Appendix A (except to the extent that said provisions, including the compensation payable on behalf of such new class or investment portfolio, may be modified in writing by the Company and the Administrators at the time).

2. Instructions. Each Administrator shall be entitled to rely upon any Oral Instruction or Written Instruction it receives pursuant to this Agreement. For purposes of this Agreement: (1) “Authorized Persons” means any officer of the Company and any other person duly authorized by the Company to provide oral or written instructions on behalf of the Company; (2) “Oral Instructions” means oral instructions received by the Administrator to whom the instruction is addressed from an Authorized Person or a person reasonably believed by such Administrator to be an Authorized Person (an Administrator may, in its sole discretion in each separate instance, consider and rely upon instructions it receives from an Authorized Person (or a person reasonably believed by such Administrator to be an Authorized Person) via electronic mail as Oral Instructions); and (3) “Written Instructions” means (i) written instructions received by the Administrator to whom the instruction is addressed and signed by an Authorized Person or a person reasonably believed by such Administrator to be an Authorized Person or (ii) trade instructions received by the Administrator to whom the trade instruction is addressed if the trade instruction was transmitted by means of an electronic transaction reporting system which requires the use of a password or other authorized identifier in order to gain access. Written Instructions may be delivered electronically (provided that instructions delivered via electronic mail shall be treated as set forth under the definition of “Oral Instructions” above) or by hand, mail or facsimile sending device. The Company agrees to forward to an Administrator to whom it sends an Oral Instruction a confirming Written Instruction so that such Administrator receives the confirming Written Instruction by the close of business on the same day that such Oral Instruction is received; the fact that such confirming Written Instruction is not received by such Administrator or differs from the Oral Instruction shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instruction or such Administrator’s ability to rely upon such Oral Instruction.

3. Right to Receive Advice. If an Administrator is in doubt as to any action it should or should not take, it may request directions or advice, including Oral Instructions or Written Instructions, from or on behalf of the Company. If an Administrator shall be in doubt as to any question of law pertaining to any action it should or should not take, it may request advice at its own cost from such counsel of its own choosing (who may be counsel for the Company, the Company’s investment adviser or the Administrator, at the option of the Administrator). In the event of a conflict between directions or advice or Oral Instructions or Written Instructions an Administrator receives from or on behalf of the Company, and the advice it receives from counsel, the Administrator shall be entitled to rely upon and follow the advice of counsel. Each Administrator shall be indemnified by the Company and without liability for any action it takes or does not take in reasonable reliance upon directions or advice or Oral Instructions or Written

Instructions it receives from or on behalf of the Company or from counsel and which the Administrator believes, in good faith, to be consistent with those directions or advice or Oral Instructions or Written Instructions. Nothing in this Section 3 shall be construed so as to impose an obligation upon an Administrator to seek such directions or advice or Oral Instructions or Written Instructions.

4. Services and Duties. BlackRock will perform the services set forth below that are designated to it, and PFPC will perform the services set forth below that are designated to it. Each Administrator is responsible only for the services that it has specifically agreed to provide in the Agreement, and not for the services provided by the other Administrator or for any other services.

a. Subject to the supervision and control of the Company’s Board of Trustees, BlackRock shall assist in supervising all aspects of the Funds’ operations, other than (i) those investment advisory functions which are to be performed by the Company’s investment advisers pursuant to the Company’s Investment Advisory Agreements, as amended from time to time, (ii) those advisory and other services to be performed by any sub-adviser pursuant to the Company’s Sub-Advisory Agreements, as amended from time to time, (iii) those services to be performed by the custodian pursuant to the Company’s Custodian Agreement, as amended from time to time, (iv) those services to be performed by the distributor pursuant to the Company’s Distribution Agreement, as amended from time to time, (v) those services to be performed by the transfer agent pursuant to the Company’s Transfer Agency Agreement, as amended from time to time, and (vi) those services provided under the Company’s distribution and service plan relating to the respective classes of shares of the Company’s investment portfolios and any amended or successor plan (the “Plan”).

b. Without limiting the generality of Section 4(a), PFPC shall provide the following services with respect to each individual class of shares of the Funds and the shareholders thereof (the “Class-Specific Administration Services”) as indicated below:

(1) With respect to the Investor and Service share classes of each Fund, calculating the amount of fees payable with respect to the Plan with respect to such class of shares on a daily basis and upon instruction from the Company remitting such fees pursuant to the Plan;

(2) With respect to various share classes of each Fund, calculating and reporting to third party industry data services (e.g., NASDAQ, Lipper Analytical Services) certain performance and other information;

(3) So long as PFPC serves as transfer agent to the Company, with respect to the Investor, Service and Institutional share classes of each Fund, providing for personnel and the supervising of a facility to receive purchase and redemption orders via the Company’s toll free in-WATS telephone lines;

(4) So long as PFPC serves as transfer agent to the Company, with respect to all share classes of each Fund, providing for the preparation, supervision and mailing of confirmations for all purchase and redemption orders to shareholders of record;

(5) So long as PFPC serves as transfer agent to the Company, with respect to all share classes of each Fund, providing for the operation of an automated data processing system to process purchase and redemption orders; and

(6) So long as PFPC serves as transfer agent to the Company, with respect to all share classes of each Fund, providing for the maintenance of a procedure external to the transfer agent’s system to reconstruct lost purchase and redemption data.

c. Without limiting the generality of Section 4(a), BlackRock shall provide the following Class-Specific Administration Services with respect to each individual class of shares of the Funds and the shareholders thereof as indicated below:

(1) With respect to all share classes of each Fund, providing information and distributing written communications concerning the particular class of shares to their shareholders of record; handling shareholder problems and calls;

(2) With respect to the Investor, Service and Institutional share classes of each Fund, supervising the services of individuals (“shareholder representatives”) whose principal responsibility and function shall be to preserve and strengthen the Company’s relationships with the shareholders of such class;

(3) With respect to the Investor and Service share classes of each Fund, monitoring the Company’s arrangements with respect to services provided by certain institutional shareholders (“Service Organizations”) under the Plan, including monitoring and reviewing the services rendered by Service Organizations to their customers who beneficially own shares of such class, pursuant to agreements between the Company and such Service Organizations (“Servicing Agreements”); reviewing the qualifications of Service Organizations wishing to enter into Servicing Agreements with the Company; assisting in the execution and delivery of Servicing Agreements; monitoring the operations of the Plan; monitoring the activities of the Company’s transfer agent relating to the calculation of front-end sales charges and contingent deferred sales charges payable in connection with the purchase and redemption of shares, and the payment of all such sales charges to the Company’s distributor or others (subject to the applicable limitations of the National Association of Securities Dealers, Inc. on asset-based sales charges); reporting to the Company’s Board of Trustees with respect to the amounts paid or payable by the Company from time to time under the Plan and the nature of the services provided by Service Organizations; and maintaining appropriate records in connection with such duties;

(4) With respect to the Institutional share class of each Fund, monitoring the Company’s arrangements with respect to institutional investors and financial intermediaries (“Participating Institutions”) purchasing shares on behalf of their customers and program participants, including monitoring and reviewing services rendered by Participating Institutions to their customers; providing and supporting customized purchase and redemption procedures; providing specialized performance reporting as required by Participating Institutions; and monitoring the percentage investment by Participating Institutions which are investment companies for purposes of compliance with 1940 Act limitations;

(5) With respect to the Investor, Service and Institutional share classes of each Fund, maintaining the Company’s relationships with third-party industry data services, such as NASDAQ and Lipper Analytical Services, and reporting to such services with respect to ticker symbols, performance information and other information regarding the Funds, as appropriate;

(6) With respect to the Investor, Service and Institutional share classes of each Fund, monitoring the investor programs that are offered from time to time in connection with such class of shares;

(7) With respect to all share classes of each Fund, providing oversight and related support services that are intended to ensure the delivery of quality service to the shareholders of such class; and

(8) With respect to all share classes of each Fund, providing such other similar services as the Company may reasonably request.

d. Without limiting the generality of Section 4(a), BlackRock shall provide the following services which are intended to benefit all the classes of shares of a Fund (the “Fund-General Administration Services”):

(1) The oversight and coordination of the performance of each of the service providers to the Company, including without limitation, its investment advisers, sub-advisers, other administrators and sub-administrators (if any), transfer agent, custodian, distributor, shareholder servicing agents, legal counsel and independent auditors;

(2) The negotiation of service contracts and arrangements between the Company and each of its service providers;

(3) Acting as liaison between the Company’s Board of Trustees and its service providers;

(4) Assisting in the preparation of materials for meetings of the Company’s Board of Trustees and shareholders;

(5) Providing general ongoing business management and support services in connection with the Company’s operations;

(6) After consultation with the distributor and counsel for the Company, determining the jurisdictions in which the Funds’ shares shall be registered or qualified for sale;

(7) Assisting in monitoring of regulatory and legislative developments which may affect the Funds; assisting in counseling the Funds with respect to regulatory examinations or investigations; and working with the Company’s counsel in connection with regulatory matters or litigation;

(8) Participating to the extent reasonably requested by the Company and its counsel in the periodic updating of the Company’s registration statement;

(9) Compiling data and accumulating information for and coordinating with the Company’s Treasurer or Assistant Treasurer the preparation of reports to shareholders of record and the Commission (other than those reports required to be prepared and filed by PFPC hereunder);

(10) Filing with the Commission and other federal and state agencies, subject to the approval of the Company’s Treasurer or Assistant Treasurer, reports and documents other than those reports and documents required to be filed by PFPC hereunder and those reports and documents required to be filed by the Company’s custodian or transfer agent;

(11) Monitoring, and assisting in developing, compliance procedures for each of the Funds, which will include without limitation, procedures to monitor compliance with each Fund’s investment objective, policies and limitations, tax matters, and applicable laws and regulations; and

(12) Monitoring the Funds’ expenses.

e. Without limiting the generality of Section 4(a), PFPC shall provide the following Fund-General Administration Services:

(1) Maintaining daily records of investment, capital share and income and expense activities and installing and maintaining a system of internal accounting controls appropriate for entities of the size and complexity of the respective Funds of the Company;

(2) Verifying investment buy/sell trade tickets when received from a Fund’s investment adviser (the “Adviser”) and transmitting trades to the Fund’s custodian (the “Custodian”) for proper settlement;

(3) Maintaining individual ledgers for investment securities;

(4) Maintaining historical tax lots for each security;

(5) Reconciling cash and investment balances of a Fund with the Custodian, and providing the Adviser with the beginning cash balance available for investment purposes;

(6) Updating the cash availability throughout the day as required by the Adviser;

(7) Posting to and preparing the Statement of Assets and Liabilities and the Statement of Operations for the annual and semi-annual shareholder reports;

(8) Calculating various contractual expenses (e.g., advisory fees);

(9) Upon receipt of necessary information from the Company, assisting in the monitoring and budgeting of expense accruals;

(10) Controlling all disbursements and authorizing such disbursements upon receipt of electronic mail instructions or Written Instructions;

(11) Calculating capital gains and losses in accordance with the relevant Fund’s Prospectus and resolutions of the Company’s Board of Trustees;

(12) Determining net income in accordance with the relevant Fund’s Prospectus and resolutions of the Company’s Board of Trustees;

(13) Obtaining security market quotes from independent pricing sources approved by the Adviser, or if such quotes are unavailable, then obtaining such prices from the Adviser, and in either case calculating the market value of the Fund’s investments;

(14) Transmitting or mailing a copy of the daily portfolio valuation to the Adviser;

(15) Computing net asset value;

(16) As appropriate, computing yields, total return, expense ratios, portfolio turnover rate, and, if required, portfolio average dollar-weighted maturity;

(17) Preparing quarterly broker security transactions summaries;

(18) Preparing monthly security transaction listings;

(19) Supplying various normal and customary Fund and Company statistical data as requested on an ongoing basis;

(20) Preparing for execution and filing the Company’s Federal and state tax returns;

(21) With the assistance of Company officers and counsel, preparing and filing the Company’s Semi-Annual Reports with the Commission on Form N-SAR;

(22) With the assistance of Company officers and counsel, preparing and filing the Company’s Semi-Annual Reports with the Commission on Form N-CSR;

(23) With the assistance of Company officers and counsel, preparing and filing with the Commission the Company’s annual and semi-annual shareholder reports;

(24) Assisting in the preparation of registration statements and other filings relating to the registration of the Company’s shares;

(25) Monitoring each Fund’s status as a regulated investment company under Sub-chapter M of the Internal Revenue Code of 1986, as amended;

(26) Monitoring the Company’s compliance with the amounts and conditions of each state blue sky qualification, filing documentation with such states as the Company shall direct relating to the initial or ongoing registration or qualification of shares in such states, and furnishing state-by-state blue sky registration reports to the Company;

(27) Assisting in the preparation of materials for meetings of the Company’s Board of Trustees and shareholders;

(28) With the assistance of Company officers and counsel, preparing for execution and filing the Company’s Form 24F-2;

(29) Acting as liaison with the Company’s independent public accountants, and providing account analyses, fiscal year summaries and other audit related schedules with respect to each Fund. PFPC shall take all reasonable action in the performance of its obligations under this Agreement to assure that the necessary information is made available to such accountants for the expression of their opinion, as such may be reasonably required by the Company from time to time;

(30) Providing to the Company the DataPathSM Internet access services as set forth on Exhibit Y attached hereto and made a part hereof (as such Exhibit Y may be amended from time to time), subject to the terms of this Agreement and the terms set forth in such Exhibit Y. Persons who are Company “Authorized Individuals” to access DataPathSM are set forth on Exhibit Z attached hereto and made a part hereof, as such Exhibit Z may be amended from time to time;

(31) Reporting the net asset value of each Fund on a daily basis to NASDAQ with respect to each share class that qualifies under NASDAQ reporting requirements;

(32) Providing periodic reports to the Company regarding “investment company taxable income” and “net capital gain” distributions in connection with certain tax related distribution requirements applicable to the Company; and

(33) Providing periodic reports to the specified Adviser regarding a Fund’s unrealized and realized capital gains, containing such standard information and employing such form of report as PFPC may from time to time determine.

f. Without limiting any other provision of this Section 4, each of the Administrators separately agrees to provide the following services (and neither Administrator shall be responsible for the provision of such services by the other Administrator):

(1) In compliance with the requirements of Rule 31a-3 under the 1940 Act, each Administrator agrees that all records which it maintains for the Company are the property of the Company and further agrees to surrender promptly to the Company any of such records upon the Company’s request. Copies of any such records maintained by an Administrator will be provided by such Administrator to the Company upon the Company’s reasonable request and at the Company’s expense. Each Administrator further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under said Act but only to the extent that such records necessarily and specifically relate to the services required to be performed by such Administrator hereunder.

(2) With respect only to the services designated to it hereunder, (i) in the event of equipment failures affecting the services designated to PFPC hereunder PFPC shall, at no additional expense to the Company, take reasonable steps to minimize service interruptions but shall have no liability with respect thereto and (ii) PFPC shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provision for emergency use of electronic data processing equipment to the extent appropriate equipment is available.

(3) Each Administrator will provide information and documentation relating to the Company or other assistance relating to such information and documentation as the Company may reasonably request to help the Company respond to any government or regulatory request, including but not limited to a subpoena or request for information, provided, however, that if responding to such a request would cause an undue burden on an Administrator or would cause the Administrator to bear undue expense, the Administrator at its option may decline such request or shall be entitled to such fees or reimbursement of expense as agreed to by the Company and the Administrator.

(4) Each Administrator will provide such information relating to the Company as the Company may reasonably request in connection with the services provided by such Administrator to the Company pursuant to this Agreement, provided, however, that if responding to such a request would cause an undue burden on an Administrator or would cause the Administrator to bear undue expense, the Administrator at its option may decline such request or shall be entitled to such fees or reimbursement of expense as agreed to by the Company and the Administrator.

(5) Each Administrator will provide such additional services to the Company pursuant to this Agreement as shall be agreed in writing between the Company and such Administrator from time to time.

5. Expenses Assumed as Administrators. Each Administrator will bear all expenses incurred by it in performing the services and duties designated to it under this Agreement, except as otherwise expressly provided herein. Other expenses to be incurred in the operation of the Funds, including taxes, interest, brokerage fees and commissions, if any, salaries and fees of officers and trustees who are not officers, directors, shareholders or employees of the Administrators, or the Company’s investment adviser or the distributor for the Funds, Commission fees and state Blue Sky qualification fees, advisory and administration fees, charges of custodians, transfer and dividend disbursing agents’ fees, certain insurance premiums, outside auditing and legal expenses, costs of outside pricing services, costs of maintaining corporate existence, typesetting and printing of prospectuses for regulatory purposes and for distribution to current shareholders of the Funds, costs of shareholders’ reports and corporate meetings and any extraordinary expenses, will be borne by the Company, provided, however, that the Company will not bear, directly or indirectly, the cost of any activity which is primarily intended to result in the sale of shares of the Funds otherwise than pursuant to the Plan.

6. Compensation.

a. For the Class-Specific Administration Services provided pursuant to Sections 4(b) and 4(c) above and the related expenses assumed with respect to those services, the Company will pay to BlackRock and PFPC an aggregate fee, based on the net assets allocated to the respective classes of shares of each Fund, as agreed to between the Administrators and the Company from time to time, together with out-of-pocket expenses (the “Class-Specific Administration Fees”). The Class-Specific Administration Fee attributable to each class of shares shall be borne solely by the shares of that class.

b. For the Fund-General Administration Services and other services provided pursuant to Sections 4(a), 4(d), 4(e), and 4(f) above and the related expenses assumed with respect to those services, the Company will pay to BlackRock and PFPC an aggregate fee, based on the net assets of each Fund, as agreed to between the Administrators and the Company from time to time, together with out-of-pocket expenses (the “Fund-Based Administration Fees”). The Fund-Based Administration Fee attributable to each Fund shall be borne solely by the shares of that Fund.

c. The compensation payable to the Administrators shall be allocated between the Administrators as agreed to by BlackRock and PFPC from time to time. For the purpose of determining the fees payable to the Administrators under this Agreement, the value of net assets shall be computed as required by the Funds’ Prospectuses, generally accepted accounting principles and resolutions of the Company’s Board of Trustees.

7. Proprietary and Confidential Information. Each Administrator shall keep confidential any information relating to the Company’s business and shall not use such confidential information for any purpose other than in connection with its performance under this Agreement and the Company shall keep confidential any information relating to an Administrator’s business and shall not use such confidential information for any purpose other than in connection with its performance under this Agreement. Information subject to such confidentiality obligations shall include (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Company (with respect to an Administrator’s confidentiality obligations) or an Administrator (with respect to the Company’s confidentiality obligations); (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Company (with respect to an Administrator’s confidentiality obligations) or an Administrator (with respect to the Company’s confidentiality obligations) a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (d) anything designated as confidential. Notwithstanding the foregoing, information shall not be subject to the foregoing obligations set forth in this Section 7 if: (a) it was already known to the receiving party at the time it was obtained; (b) it is or becomes publicly known or available through no wrongful act of the receiving party; (c) it was rightfully received from a third party who, to the best of the receiving party’s knowledge, was not under a duty of confidentiality; (d) it is released by the protected party to a third party without restriction; (e) it is required to be disclosed by the receiving party pursuant to a requirement of a court order, subpoena, governmental or regulatory agency or law (provided the receiving party will provide the protected party written notice of such requirement, to the extent such notice is permitted); (f) release of such information by an Administrator is necessary in connection with the provision of such Administrator’s services under this Agreement; (g) it is relevant to the defense of any claim or cause of action asserted against the receiving party; or (h) it has been or is independently developed or obtained by the receiving party.

8. Responsibility of Administrators.

a. Each Administrator shall exercise reasonable care and diligence in rendering its services listed in Section 4 above. Neither Administrator is liable for any loss suffered by the Company in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith, negligence or breach of this Agreement on its part in the performance of its duties under this Agreement. Any person, even though also an officer, director, employee or agent of a particular Administrator, who may be or become an officer, employee or agent of the Company, shall be deemed, when rendering services to the Company or acting on any business of the Company (other than services or business in connection with such Administrator’s duties hereunder) to be rendering such services to or acting solely for the Company and not as an officer, director, employee or agent or one under the control or direction of such Administrator even though paid by it.

b. Notwithstanding anything in this Agreement to the contrary, neither Administrator (nor its affiliates) shall be liable for any consequential, special or indirect losses or damages, regardless of whether the likelihood of such losses or damages was known by the Administrator.

c. Notwithstanding anything in this Agreement to the contrary, (i) neither Administrator shall be liable for losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation acts of God; action or inaction of civil or military authority; public enemy; war; terrorism; riot; fire; flood; sabotage; epidemics; labor disputes; civil commotion; interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; insurrection; elements of nature; or non-performance by a third party; and (ii) neither Administrator shall be under any duty or obligation to inquire into nor shall it be liable for the validity or invalidity, authority or lack thereof, or truthfulness or accuracy or lack thereof, of any instruction, direction, notice, instrument or other information reasonably believed by it to be genuine.

d. In performing its respective duties as described herein, each Administrator (i) will act in a manner not inconsistent with the Company’s most recent Prospectuses and Statements of Additional Information and all amendments and supplements thereto (as presently in effect and as from time to time amended and supplemented) and resolutions of the Company’s Board of Trustees of which such Administrator is informed by the Company and (ii) will comply with all applicable requirements of the 1940 Act, of the Securities Act of 1933, of the Securities Exchange Act of 1934 and of any other laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by such Administrator hereunder to the extent that such requirements are applicable to the duties to be performed by such Administrator hereunder. Except as specifically set forth herein, neither Administrator assumes any responsibility for compliance by the Company or any other entity (including, without limitation, the other Administrator).

e. The provisions of this Section 8 shall survive termination of this Agreement.

9. Indemnification.

a. The Company agrees to separately indemnify, defend and hold harmless each Administrator and its affiliates (including their respective officers, directors and employees) from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, reasonable attorneys’ fees and disbursements and liabilities arising under any securities laws or blue sky laws) arising directly or indirectly from any action or omission to act taken or omitted by or on behalf of the Administrator (i) in connection with the provision of services hereunder; (ii) at the request or on the direction of or in reasonable reliance on the advice of the Company; or (iii) upon Oral Instructions or Written Instructions reasonably believed to be genuine; provided, that in each case in which indemnification is sought the Administrator has not acted contrary to the standard of care set forth in Section 8(a) of this Agreement and provided, further, that neither Administrator (nor any of its affiliates (not, in the case of BlackRock to include PFPC, or in the case of PFPC to include BlackRock)) shall be indemnified against any liability (or any expenses incident to such liability) arising out of its (or its affiliates’ (not, in the case of BlackRock to include PFPC, or in the case of PFPC to include BlackRock)) own willful misfeasance, bad faith, negligence or breach of this Agreement on its part in the performance of its duties under this Agreement.

b. Each Administrator agrees to separately indemnify, defend and hold harmless each of the Company and the other Administrator and their respective affiliates, including their respective officers, directors and employees, from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, reasonable attorneys’ fees and disbursements and liabilities arising under any securities laws or blue sky laws) arising directly or indirectly out of its willful misfeasance, bad faith, negligence or breach of this Agreement on its part in the performance of its duties under this Agreement.

c. The provisions of this Section 9 shall survive termination of this Agreement.

10. Duration and Termination.

a. This Agreement shall continue in effect as between the Company and BlackRock for a term of three years commencing as of the date hereof, and at the end of such three-year period shall automatically continue as between the Company and BlackRock for successive one-year terms, provided, that the Company’s Board of Trustees (“Board”) shall review this Agreement from time to time and at least annually in reference to the terms and conditions specifically set forth below in clause (i)(A)-(C) of this Section 10(a). Notwithstanding the above, this Agreement may be terminated as between the Company and BlackRock:

(i) during the first three years, without the payment of any penalty for such termination:

(A) by the Company, on ninety (90) days prior written notice to BlackRock, as may be required by and consistent with the Board’s fiduciary obligations under the 1940 Act in connection with any annual review; however, in connection with such review of this Agreement by the Board, the Board acknowledges the fees to be received by the Administrators are fair and reasonable for a three-year term; or

(B) by the Company, on sixty (60) days prior written notice to BlackRock, if BlackRock is in material breach of this Agreement and BlackRock has not remedied such breach within such sixty (60) day period; or

(C) by the Company, on sixty (60) days prior written notice to BlackRock, if BlackRock:

(1)	enters into a transaction that would result in a change of control of greater than 50% of the beneficial ownership of the shares of beneficial interest of BlackRock, other than any such change of control where the Board determines the successor entity has similar financial standing and ability to provide services hereunder as BlackRock; or

(2)	files a petition for bankruptcy, or another comparable filing by BlackRock has occurred; or

(3)	has a materially impaired financial condition; or

(4)	has a significant regulatory problem or is the subject of a significant regulatory investigation; and in the case of subsections (1) through (4) above, the Board determines in the exercise of its fiduciary obligations under the 1940 Act that such event materially impairs BlackRock’s ability to perform its duties under this Agreement; or

(D) by BlackRock, on one hundred fifty (150) days prior written notice to the Company, if the Company is in material breach of the Agreement; and

(ii) at any time after the first three years, without the payment of any penalty, on ninety (90) days prior written notice by the Company to BlackRock or on one hundred fifty (150) days prior written notice by BlackRock to the Company.

In the event of termination of this Agreement as between the Company and BlackRock by the Company pursuant to subsections (i)(A) or (ii) of this Section 10(a), or by BlackRock after a material breach of this Agreement by the Company, all expenses (which shall not be deemed a penalty) associated with the movement (or duplication) of records and materials, deconversion or conversion to a successor administrator or other service provider incurred by BlackRock, will be borne by the Company.

b. This Agreement shall continue in effect as between the Company and PFPC for a term of three years commencing as of the date hereof, and at the end of such three-year period shall automatically continue as between the Company and PFPC for successive one-year terms, provided, that the Board shall review this Agreement from time to time and at least annually in reference to the terms and conditions specifically set forth below in clause (i)(A)-(C) of this Section 10(b). Notwithstanding the above, this Agreement may be terminated as between the Company and PFPC:

(i) during the first three years, without the payment of any penalty for such termination:

(A) by the Company on ninety (90) days prior written notice to PFPC, as may be required by and consistent with the Board’s fiduciary obligations under the 1940 Act in connection with any annual review; however, in connection with such review of this Agreement by the Board, the Board acknowledges the fees to be received by the Administrators are fair and reasonable for a three-year term; or

(B) by the Company, on sixty (60) days prior written notice to PFPC, if PFPC is in material breach of this Agreement and PFPC has not remedied such breach within such sixty (60) day period; or

(C) by the Company, on sixty (60) days prior written notice to PFPC, if PFPC:

(1)	enters into a transaction that would result in a change of control of greater than 50% of the beneficial ownership of the shares of beneficial interest of PFPC, other than any such change of control where the Board determines the successor entity has similar financial standing and ability to provide services hereunder as PFPC; or

(2)	files a petition for bankruptcy, or another comparable filing by PFPC has occurred; or

(3)	has a materially impaired financial condition; or

(4)	has a significant regulatory problem or is the subject of a significant regulatory investigation; and

in the case of subsections (1) through (4) above, the Board determines in the exercise of its fiduciary obligations under the 1940 Act that such event materially impairs PFPC’s ability to perform its duties under this Agreement; or

(D) by PFPC, on one hundred fifty (150) days prior written notice to the Company, if the Company is in material breach of the Agreement; and

(ii) at any time after the first three years, without the payment of any penalty, on ninety (90) days prior written notice by the Company to PFPC, or on one hundred fifty (150) days prior written notice by PFPC to the Company.

In the event of termination of this Agreement as between the Company and PFPC by the Company pursuant to subsections (i)(A) or (ii) of this Section 10(b) or by PFPC after a material breach of this Agreement by the Company, all expenses (which shall not be deemed a penalty) associated with movement (or duplication) of records and materials, deconversion and conversion to a successor administrator or other service provider incurred by PFPC, will be borne by the Company.

During the first three years commencing as of the date hereof, BlackRock will not recommend termination of this Agreement as between the Company and PFPC, provided such action or inaction by BlackRock is not contrary to its fiduciary obligations to the Company.

c. Neither Administrator shall have the power or authority to terminate this Agreement with respect to the other Administrator. If this Agreement should terminate with respect to one Administrator, the Agreement shall nonetheless continue (in accordance with its terms) with respect to the other Administrator, to the extent that the Agreement is applicable to such other Administrator; provided that the Company and the remaining Administrator shall immediately negotiate in good faith in order to agree upon a new compensation schedule applicable to the services provided by the remaining Administrator.

11. Amendment of this Agreement. No provision of this Agreement may be changed, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought.

12. Assignment. PFPC and BlackRock may each assign its respective rights and duties hereunder to any affiliate of itself or of The PNC Financial Services Group, Inc., provided that the assigning party obtains the Company’s prior written consent to such assignment.

13. Notices. Notices shall be addressed if to the Company at BlackRock Funds, 40 East 52nd Street, New York, New York 10022, Attention: Robert Connolly, Esq., or at or at such other address or to such other individual as shall be so specified by the Company to the Administrators. Notices shall be addressed if to BlackRock at BlackRock Advisors, Inc., 40 East 52nd Street, New York, New York 10022, Attention: Robert Connolly, Esq.; and if to PFPC at PFPC Inc., 103 Bellevue Parkway, Wilmington, Delaware 19809, Attention: Neal Andrews with a copy to 301 Bellevue Parkway, Wilmington, Delaware 19809, Attention: John Fulgoney, Esq. or at such other address or to such other individual as shall be so specified by the relevant Administrator to the Company.

14. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

15. Further Actions. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

16. Miscellaneous.

a. Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties.

b. No Representations or Warranties. Except as expressly provided in this Agreement, each of the Administrators hereby disclaims all representations and warranties, express or implied, made by it to the Company or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to services provided by it under this Agreement. Each of the Administrators disclaims any warranty of title or non-infringement except as otherwise set forth in this Agreement.

c. No Changes that Materially Affect Obligations. Notwithstanding anything in this Agreement to the contrary, the Company agrees that no modifications to its registration statement and no policies which it may adopt or resolutions which the Board may adopt will affect materially the obligations or responsibilities of an Administrator hereunder without the prior written approval of that Administrator, which approval shall not be unreasonably withheld or delayed.

d. Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

e. Information. The Company will provide such information and documentation as an Administrator may reasonably request in connection with services provided by that Administrator to the Company.

f. Governing Law. This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law, without regard to principles of conflicts of law.

g. Partial Invalidity. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. Notwithstanding the foregoing sentence, if any provision of this Agreement relating directly or indirectly to the term of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the parties shall immediately negotiate in good faith in order to agree upon a new provision which is either (i) the economic equivalent of the invalid provision or (ii) acceptable to the party adversely affected by the invalidity of the prior provision.

h. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

i. Facsimile Signatures. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

j. Customer Identification Program Notice. To help the U.S. government fight the funding of terrorism and money laundering activities, U.S. Federal law requires each financial institution to obtain, verify and record certain information that identifies each person who initially opens an account with that financial institution on or after October 1, 2003. Certain of the Administrators’ affiliates are financial institutions, and one or both of the Administrators may, as a matter of policy, request (or may have already requested) the Company’s name, address and taxpayer identification number or other government-issued identification number, and, if such party is a natural person, that party’s date of birth. One or both of the Administrators may also ask (and may have already asked) for additional identifying information, and one or both of the Administrators may take steps (and may have already taken steps) to verify the authenticity and accuracy of these data elements.

k. Systems. PFPC shall retain title to and ownership of any and all of its own data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by PFPC in connection with the services provided by PFPC to the Company. BlackRock shall retain title to and ownership of any and all of its own data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by BlackRock in connection with the services provided by BlackRock to the Company.

l. Liability of Trustees, etc. The names “BlackRock Funds” and “Trustees of BlackRock Funds” refer specifically to the trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated December 22, 1988, which is hereby referred to and a copy of which is on file at the office of the State Secretary of the Commonwealth of Massachusetts and at the principal office of the Company. The obligations of “BlackRock Funds” entered into in the name or on behalf thereof by any of the Trustees, officers, representatives or agents are not made individually, but in such capacities, and are not binding upon any of the Trustees, officers, shareholders, representatives or agents of the Company personally, but bind only the Trust Property (as defined in the Declaration of Trust), and all persons dealing with any class of shares of the Company must look solely to the Trust Property belonging to such class for the enforcement of any claims against the Company.

m. Rule 18f-3. The Company represents and warrants that its allocation of services and expenses as described herein is in compliance with Rule 18f-3 under the 1940 Act, the Company’s plan that has been adopted pursuant to Rule 18f-3, and other applicable rules and requirements. The Company will separately indemnify, defend and hold harmless each Administrator (and its affiliates) (including, without limitation, with respect to attorneys’ fees and disbursements and with respect to liabilities arising under any securities laws or blue sky laws) from any claim that the allocation of services and/or expenses is or was improper or inappropriate.

n. Legal Advice. Notwithstanding anything in this Agreement to the contrary, the services of neither Administrator constitute, nor shall they be construed as constituting, legal advice or the provision of legal services for or on behalf of the Company or any other person.

IN WITNESS WHEREOF, the parties hereto have caused this amendment and restatement to be executed as of February 10, 2004.

BLACKROCK FUNDSSM

By:	/s/ Paul Audet

BLACKROCK ADVISORS, INC.

By:	/s/ Ralph L. Schlosstein

PFPC INC.

By:	/s/ Neil J. Andrews

EXHIBIT Y

DataPathSM Access Services

1.	PFPC Services. PFPC will:

(a)	Provide Internet access to PFPC DataPathSM (“DataPathSM”) at www.pfpcdatapath.com or other site operated by PFPC (the “Site”) for Company portfolio data otherwise supplied by PFPC to Company service providers via other electronic and manual methods. Types of information to be provided on the Site include: (i) data relating to portfolio securities, (ii) general ledger balances and (iii) net asset value-related data, including NAV and net asset, distribution and yield detail (collectively, the “Accounting Services”).

(b)	Supply each of the Authorized Individuals specified on Exhibit Z as permissible users of DataPathSM (the “Users”) with a logon ID and Password;

(c)	Provide to Users access to the information listed in (a) above using standard inquiry tools and reports. With respect to the Accounting Services, Users will be able to modify standard inquiries to develop user-defined inquiry tools; however, PFPC will review computer costs for running user-defined inquiries and may assess surcharges for those requiring excessive hardware resources. In addition, costs for developing custom reports or enhancements will be billed separately to and payable by the Company.

(d)	Utilize a form of encryption that is generally available to the public in the U.S. for standard Internet browsers and establish, monitor and verify firewalls and other security features (commercially reasonable for this type of information and these types of users) and exercise commercially reasonable efforts to attempt to maintain the security and integrity of the Site; and

(e)	Monitor the telephone lines involved in providing the Accounting Services and inform the Company promptly of any malfunctions or service interruptions.

2.	Duties of the Company and the Users. The Company and the Users (to the extent applicable) will:

(a)	Provide and maintain a web browser supporting Secure Sockets Layer 128-bit encryption; and

(b)	Keep logon IDs and passwords confidential and notify PFPC immediately in the event that a logon ID or password is lost, stolen or if the Company has reason to believe that the logon ID and password are being used by an unauthorized person.

3.	Limitations of Liability.

(a)	Nothing in this Section 3 shall in any way serve to limit any limitation of liability provision otherwise applicable to PFPC under the Agreement.

(b)	The Company acknowledges that the Internet is an “open,” publicly accessible network and not under the control of any party. PFPC’s provision of Accounting Services is dependent upon the proper functioning of the Internet and services provided by telecommunications carriers, firewall providers, encryption system developers and others. The Company agrees that PFPC shall not be liable in any respect for the actions or omissions of any third party wrongdoers (i.e., hackers not employed by such party or its affiliates) or of any third parties involved in the Accounting Services and shall not be liable in any respect for the selection of any such third party, unless that selection constitutes a breach of PFPC’s standard of care under the Agreement.

(c)	Without limiting the generality of the foregoing or any other provisions of this Exhibit or the Agreement, PFPC shall not be liable for delays or failures to perform any of the Accounting Services or errors or loss of data occurring directly or indirectly by reason of circumstances beyond PFPC’s reasonable control, including without limitation the items referenced in Section 8(c) of the Agreement and including without limitation functions or malfunctions of the Internet or telecommunications services, firewalls, encryption systems or security devices occurring directly or indirectly by reason of circumstances beyond PFPC’s reasonable control or by reason of laws or regulations imposed after the effective date of this Exhibit.

4.	Duration, Termination and Changes to Terms.

(a)	PFPC shall have the right at any time to provide notice to the Company of changes to the terms and fees set forth in this Exhibit or otherwise relating to DataPathSM and/or the Accounting Services. Such changes will become effective and bind the parties hereto after sixty (60) days from the date PFPC notifies the Company of such changes, unless the Company terminates this Exhibit pursuant to Section 4(b) below or the parties agree otherwise at such time.

(b)	The Company or PFPC may terminate this Exhibit upon sixty (60) days’ prior written notice to the other. Any outstanding fees must be paid before this Exhibit terminates, unless PFPC waives such requirement.

5.	Miscellaneous. In the event of a conflict between specific terms of this Exhibit and the balance of the Agreement, this Exhibit shall control as to the Accounting Services.

EXHIBIT Z

DataPathSM Authorized Individuals

The following individuals shall be Company Authorized Individuals to access PFPC DataPathSM:

Name	Company or Firm	Signature